Exhibit 99.1

ARIAD Reports Development Progress and Fourth Quarter and Year-End 2009 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 16, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the fourth quarter and full year ended December 31, 2009 and provided an update on corporate developments.

Phase 3 Sarcoma Data in 2010

ARIAD expects to have results this year from the Phase 3 SUCCEED trial of oral ridaforolimus -- its investigational mTOR inhibitor -- in patients with metastatic soft tissue and bone sarcomas, who have had a favorable response to chemotherapy. Patient enrollment in the 650-patient, randomized, placebo-controlled study was completed in the fourth quarter of 2009. Two-thirds of the progression-free survival (PFS) events in the trial occurred earlier in the first quarter of 2010, triggering initiation of the study’s second interim efficacy analysis. The independent Data Monitoring Committee of the SUCCEED trial is expected to complete the second interim analysis as specified by the study protocol and statistical analysis plan in the second quarter of 2010. The final analysis of the PFS data is expected in the fourth quarter of 2010.

The SUCCEED trial is 90 percent powered to show a 33 percent improvement in median PFS comparing the ridaforolimus and placebo arms of the trial. Pending review of the results of the SUCCEED trial and other ongoing development activities, ARIAD and its ridaforolimus development partner, Merck & Co, Inc., anticipate filing for marketing approval of oral ridaforolimus in patients with metastatic sarcomas in late 2010 or in 2011. The timing of the filing will be based primarily on whether the interim or final analysis is used to determine the safety and efficacy of oral ridaforolimus in the potential sarcoma indication. There has been no new therapy approved for patients with soft-tissue or bone sarcoma in the U.S. for more than 20 years and, depending on the results of the SUCCEED trial and regulatory review, ridaforolimus could be the first targeted agent to be approved for this patient population.

Advancing AP24534 to a Pivotal Trial

ARIAD is rapidly advancing the clinical development of its second internally discovered product candidate -- its investigational pan-BCR-ABL inhibitor -- AP24534, in patients with advanced hematological cancers. Preliminary clinical proof-of-concept data on AP24534 were presented at the annual meeting of the American Society of Hematology (ASH) last December. Pending further analysis of the results from the ongoing Phase 1 trial and continued interactions with regulatory authorities, ARIAD plans to advance AP24534 into a pivotal registration trial in the second half of 2010.

Fifty-seven patients at five medical centers have been enrolled in the study, and a new, 45 mg/day dosing cohort has been enrolling patients since last December. ARIAD expects to finalize dose selection for the pivotal trial in the second quarter of 2010. Updated results from the Phase 1 study of AP24534, including data on durability of hematologic and cytogenetic responses and the new dosing cohort, have been submitted for presentation at a major oncology meeting this spring.

AP24534 Data Highlights from ASH

Preliminary safety data presented at ASH show AP24534 to be well tolerated with a dose-limiting toxicity (DLT) observed at 60 mg/day and no DLTs in any of the five lower dosing cohorts studied (2, 4, 6, 15, and 30 mg administered orally once daily).

Preliminary clinical data presented at ASH provide strong evidence of hematologic, cytogenetic and molecular anti-leukemic activity of AP24534 in heavily pretreated patients with resistant and refractory chronic myeloid leukemia (CML), including those with the T315I mutation of the target protein, BCR-ABL. More than 80 percent of the patients treated in this study had failed at least three prior tyrosine kinase inhibitors before enrolling in the study. Importantly, major cytogenetic response data on AP24534 in chronic phase CML patients compare favorably with published Phase 1 data from current second-line CML therapies.

Progress in Negotiations with Merck

ARIAD is engaged in advanced negotiations with Merck regarding the terms of a revised collaboration agreement for the development and commercialization of ridaforolimus.

“We have made excellent progress in these negotiations and anticipate that a revised agreement will be finalized and executed in the second quarter of 2010,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Although we cannot assure that such agreement will be reached, we have seen a strong commitment from Merck to bringing this process to fruition.”

“A revised collaboration agreement, including the annual global development plan and associated budget, will provide important clarity on the available funding resources and potential scope of development for ridaforolimus,” he added.

Financial Highlights

For the fourth quarter ended December 31, 2009, ARIAD reported a net loss of $18.0 million, or $0.17 per share, compared to a net loss of $16.8 million, or $0.24 per share, for the same period in 2008. For the full year ended December 31, 2009, ARIAD reported a net loss of $80.0 million, or $0.86 per share, compared to a net loss of $71.1 million, or $1.02 per share for the same period in 2008. These results reflect increases in research and development expenses in 2009 compared to 2008 due to the continued advancement of ARIAD’s development programs for its lead investigational product candidates, ridaforolimus and AP24534, as well as non-cash charges related to revaluation of the Company’s warrant liability. These increases and non-cash charges were offset in large part by decreases in general and administrative expenses in 2009 compared to 2008, due to reduction in activities and costs related to corporate and commercial development initiatives and patent litigation.

For the year ended December 31, 2009, cash used in operations was $51.9 million, compared to cash used in operations of $48.3 million for the same period in 2008. ARIAD ended 2009 with cash, cash equivalents and marketable securities of $40.4 million, compared to $38.4 million at December 31, 2008. In the Company’s annual report on Form 10-K to be filed today, the report of its independent auditors expresses an unqualified opinion on the consolidated financial statements as of December 31, 2009 and includes a going-concern explanatory paragraph.

“We anticipate providing financial guidance for 2010 once we reach final agreement with our partner Merck on the terms of a revised collaboration agreement, including the scope of ridaforolimus development activities and the associated budget and funding,” said Edward M. Fitzgerald, senior vice president and chief financial officer of ARIAD.

“We are also pursuing partnering opportunities for our other product candidates, which could provide up-front and milestone payments, as well as funding of development costs and other licensing possibilities. In the event that we are unable to revise the Merck agreement, we would seek to raise additional capital or pursue other strategic options,” he said.

Upcoming Medical Meeting

Six scientific abstracts representing each of our three of ARIAD’s investigational agents have been accepted for presentation at the 101st Annual Meeting of the American Association for Cancer Research taking place April 17-21, 2010 in Washington, D.C.

Upcoming Investor Meeting

ARIAD will make a corporate presentation at the following upcoming investor conferences:

  Barclays Capital Global Healthcare Conference, Miami Beach, FL, March 23, 2010

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly and year-end earnings conference call today, March 16, 2010 at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 866-383-8003 (domestic) or 617-597-5330 (international) five minutes prior to the start time and providing the pass code 51909292. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the timing of the second interim analysis and final results of the SUCCEED trial and filing for marketing approval of oral ridaforolimus in patients with metastatic sarcomas, the potential for ridaforolimus to be the first agent approved for patients with soft-tissue or bone sarcomas, the potential to advance AP24534 into a pivotal registration trial in patients with CML and the expected timing for finalizing dose selection and initiation of such a trial, the status of the Company’s negotiations with Merck regarding the terms of a revised collaboration agreement and the expected timing for entering into such agreement, the Company’s plans to raise additional capital necessary to funds its operations and reduce operating expenses if it does not reach a revised agreement with Merck, the Company’s plans for providing financial guidance for 2010, and the Company’s pursuit of partnering opportunities for its other product candidates as a potential source of funding. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the outcome of negotiations with Merck regarding revisions to the parties’ collaboration agreement; the costs associated with the Company’s research, development, manufacturing and other activities; the conduct, timing and results of pre-clinical and clinical studies of the Company’s product candidates and its ability to advance them into later stage and pivotal trials on the timelines it anticipates; the adequacy of the Company’s capital resources and the availability of additional funding; the timing, scope, cost and outcome of legal and patent office proceedings concerning the Company’s NF-κB patent portfolio; and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

License and collaboration revenue	$2,154	$2,601	$8,302	$7,082
Operating expenses:
Research and development	16,020	14,774	63,447	50,841
General and administrative	4,476	4,661	16,888	28,092
Total operating expenses	20,496	19,435	80,335	78,933
Other income (expense), net	(178)	52	(7,975)	799
Net loss	$(18,520)	$(16,782)	$(80,008)	$(71,052)
Net loss per common share	$(.17)	$(.24)	$(.86)	$(1.02)

Weighted average number of shares of common stock outstanding	108,792,101	71,045,173	93,330,308	69,790,784

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December 31, 2009	December 31, 2008

Cash, cash equivalents and marketable securities	$40,362	$38,369
Total assets	$65,010	$68,188
Deferred revenue, total	$111,611	$97,264
Total liabilities	$154,026	$137,386
Stockholders’ deficit	$(89,016)	$(69,198)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Year Ended December 31,
	2009	2008

Net cash used in operating activities	$(51,904)	$(48,251)
Net cash provided by (used in) investing activities	11,271	(4,837)
Net cash provided by financing activities	57,451	9467

Net increase (decrease) in cash and cash equivalents	$16,818	$(43,621)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208